Exhibit 99-B.8.42

FUND PARTICIPATION AGREEMENT
between
PROFESSIONAL FUNDS DISTRIBUTOR, LLC,
CRAMER ROSENTHAL MCGLYNN, LLC
and
ING LIFE INSURANCE AND ANNUITY COMPANY

ING Life Insurance and Annuity Company (“ING Life"), Professional Funds Distributor,
LLC (the "Distributor") and Cramer Rosenthal McGlynn, LLC hereby agree to an arrangement whereby the CRM Mid Cap Value Fund and such other funds underwritten by Distributor (the
“Fund” or “Funds”) shall be made available to serve as underlying investment media for Variable
Annuity Contracts ("Contracts") to be issued by ING Life.

1.	Establishment of Accounts; Availability of Fund.

ING Life represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

2.	Pricing Information; Orders; Settlement.

(a) The Distributor will make Fund shares available to be purchased by ING Life, and will accept redemption orders from ING Life, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by ING Life to be necessary to meet the requirements of those Contracts for which the Fund(s) serve as underlying investment media, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to ING Life, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Portfolio and in compliance with their fiduciary obligations under federal and/or any applicable state laws, necessary in the best interests of the shareholders of any Portfolio.

CRMPA.doc	1
Participation Agreement

(b)	The Distributor will make available to ING Life closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the “Exchange”) is open (each such day a “Business Day”), on a best efforts basis at 6:30 p.m., but in any event by 7:00 p.m. Eastern Standard time on such Business Day. ING Life will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 8:30 a.m.

Eastern Standard Time the following business day. Payment for net purchases will be wired by ING Life to an account designated by the Distributor to coincide with the order for shares of the Fund.

(c)	The Distributor hereby appoints ING Life as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of ING Life) by ING Life, acting as agent for the Distributor, prior to the close of the Exchange on any given business day will be executed by the Distributor at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Distributor receives written (or facsimile) notice of such order by 8:30 a.m. Eastern Standard Time on the next following Business Day. Any orders received by ING Life acting as agent on such day but after the close of the Exchange will be executed by the Distributor at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Distributor receives written (or facsimile) notice of such order by 8:30 a.m. Eastern Standard Time within two days following the day of receipt of such order.

(d)	Payments for net redemptions of shares of the Fund will be wired by the Distributor to an account designated by ING Life by 4:00 p.m. Eastern Standard Time on the same Business Day ING Life places an order to redeem Fund Shares. Payments for net purchases of the Fund will be wired by ING Life to an account designated by the Distributor by 4:00 p.m. Eastern Standard Time on the same Business Day ING Life places an order to purchase Fund shares. Payments shall be in federal funds transmitted by wire.

(e)	In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV system in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

(f)	Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

(g)	Distributor shall assume responsibility for any amount ING Life is required to pay to Contract owners or participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late

CRMPA.doc	1
Participation Agreement

reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING Life, with supporting data, to Distributor. In addition, CRAMER ROSENTHAL MCGLYNN, LLC, a registered investment adviser and an affiliate of the adviser to the CRM Mid Cap Value Fund, shall be liable to ING Life for reasonable systems and out of pocket costs incurred by ING Life in making a Contract owner’s or a participant’s account whole, if such costs or expenses are a result of the Distributor’s failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner’s or a participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected. In determining reasonableness of systems and out of pocket costs for purposes of this provision, the parties hereto agree to follow the then prevailing pricing error guidelines as set forth by the Securities Exchange Commission and its staff. ING Life shall use its reasonable best efforts to use the least costly method to correct pricing errors.

	(h)	ING Life agrees to purchase and redeem the shares of the Funds offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.

3.	Fees.

	(a)	Shareholder Servicing Fee. Administrative services to Contract owners and participants shall be the responsibility of ING Life and shall not be the responsibility of the Fund or the Distributor. The Distributor recognizes ING Life as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Cramer Rosenthal McGlynn, LLC agrees to pay to ING Life a shareholder servicing fee as set forth in Schedule B.

	(b)	Additional Shareholder Servicing Fee. To fully compensate ING for services costs above the shareholder servicing fee as described in each funds prospectus, Cramer Rosenthal McGlynn, LLC agrees to pay ING Life an additional shareholder services fee out of its profits in accordance with the fee schedule set forth in Schedule B.

	(c)	12b-1 Fees. In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to ING Life as set forth in Schedule B for Retail Class shares of the average net assets invested in the Funds through the Contracts in each calendar quarter.

Distributor will make such payments to ING Life within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of

CRMPA.doc	2
Participation Agreement

the fee payable to ING Life for the quarter and such other supporting data as may be reasonably requested by ING Life.

4.	Expenses.

	(a)	Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Distributor shall pay no fee or other compensation to ING Life under this Agreement, and ING Life shall pay no fee or other compensation to the Distributor, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

	(b)	The Distributor shall provide or cause to provide to ING Life, at the location designated by ING Life, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants. In addition, the Distributor shall provide or cause to provide ING Life with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement

	(c)	The Distributor shall provide or cause to provide ING Life with a sufficient quantity of its proxy material that is required to be sent to Contract owners or participants.

The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund.

5.	Representation.

ING Life agrees that it and its agents shall not, without the written consent of the Distributor, make representations concerning the Fund or its shares except those contained in the then current prospectuses and in current printed sales literature approved by the Distributor.

6.	Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

	(a)	at the option of either ING Life, the Distributor or CRAMER ROSENTHAL MCGLYNN, LLC, upon sixty days advance written notice to the other parties;

	(b)	at the option of ING Life, upon one week advance written notice to the Distributor and the Fund, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by ING Life. Reasonable advance notice of election to terminate shall be furnished by Company;

CRMPA.doc	3
Participation Agreement

	(c)	at the option of either ING Life, the Distributor or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, ING Life, the Fund or the Distributor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

	(d)	upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Life will give 60 days written notice to the Fund and the Distributor of any decision to replace the Fund's' shares;

	(e)	upon assignment of this Agreement, unless made with the written consent of all parties hereto;

	(f)	if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by ING Life. Prompt notice shall be given by the appropriate party should such situation occur.

7.	Continuation of Agreement.

Termination as the result of any cause listed in Section 6 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

8.	Advertising Materials; Filed Documents.

	(a)	Advertising and sales literature with respect to the Fund prepared by ING Life or its agents for use in marketing its Contracts (except any material that simply lists the Funds’ names) will be submitted to the Distributor and Cramer Rosenthal McGlynn, LLC for review before such material is used with any Contract owner or participant.

The Distributor and/or Cramer Rosenthal McGlynn, LLC shall advise the submitting party in writing within three (3) Business Days of receipt of such materials of its approval or disapproval of such materials. ING Life shall be responsible for filing such advertising and sales literature with the NASD in accordance with applicable NASD rules and regulations.

	(b)	The Distributor will provide additional copies of the Funds’ financials as soon as available to ING Life and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Distributor’s request, ING Life will provide to the Distributor at least three complete copies of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all

CRMPA.doc	4
Participation Agreement

amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

	(c)	The Distributor will provide or cause the investment adviser to provide via Excel spreadsheet diskette format or in electronic transmission to ING Life at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

9.	Proxy Voting.

	(a)	ING Life shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. ING Life shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

	(b)	ING Life will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Distributor and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, ING Life, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. ING Life and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

10.	Indemnification.

(a) ING Life agrees to indemnify and hold harmless the Funds, Distributor, and each of their directors, officers, employees, agents and each person, if any, who controls the Fund or its
Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) are based upon the provisions of this Agreement, or (ii) result from a breach of a material provision of this
Agreement. ING Life will reimburse any legal or other expenses reasonably incurred by
Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING Life will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Distributor agrees to indemnify and hold harmless ING Life and its directors, officers, employees, agents and each person, if any, who controls ING Life within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Life or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) are based upon any untrue

CRMPA.doc	5
Participation Agreement

statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds provided to ING Life by Distributor or the Funds or are based upon the omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Life, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the negligence or willful misconduct of ING Life, its respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any party, its affiliates or any of its directors, trustees, officers, employees, agents or subcontractors, be liable for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages.

11.	Miscellaneous.

	(a)	Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

	(b)	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

CRMPA.doc	6
Participation Agreement

To ING Life:

ING Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, Connecticut 06156
Attention: Lisa S. Gilarde

To Cramer Rosenthal McGlynn, LLC:

Cramer Rosenthal McGlynn, LLC
520 Madison Avenue
32nd Floor
New York, NY 10022
Attention: Gui Costin

To the Distributor:

Professional Funds Distributor.
760 Moore Road
King of Prussia, PA 19406
Attention: Jennifer DiValerio

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c)	Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e)	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f)	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g)	Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware.

(h)	Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

CRMPA.doc	7
Participation Agreement

(i)	Confidentiality. The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 1st day of May, 2002.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Laurie M. Tillinghast
Name: Laurie M. Tillinghast
Title: Vice President

CRAMER ROSENTHAL MCGLYNN, LLC

By: /s/ Gui Costin
Name: Gui Costin
Title: Director, Intermediary Distribution

PROFESSIONAL FUNDS DISTRIBUTOR, LLC

By: /s/ Jennifer D. Valerio
Name: Jennifer D. Valerio
Title: Vice President

CRMPA.doc	8
Participation Agreement

Schedule A

(For any future separate accounts - See Section 1(a)

CRMPA.doc	9
Participation Agreement

Schedule B

FUNDS AVAILABLE AND APPLICABLE FEE

The table below identifies the applicable fees to be paid under the agreement. The total fee is identified in the column titled “Total Fees”.

Additional
	Share	Ticker			Shareholder	Shareholder
Fund Name	Class	Symbol	CUSIP	Total Fees	Servicing Fee	Servicing Fee	12b-1 Fee
CRM Small Cap Value Fund	Institutional	CRISX	92934R785	10 bps	0 bps	10 bps	n/a
CRM Small Cap Value Fund	Investor	CRMSX	92934R793	35 bps	25 bps	10 bps	n/a
CRM Mid Cap Value Fund	Institutional	CRIMX	92934R769	10 bps	0 bps	10 bps	n/a
CRM Mid Cap Value Fund	Investor	CRMMX	92934R777	40 bps	25 bps	15 bps	n/a
CRM Mid Cap Value Fund	Retail	CRMRX	92934R272	55 bps	25 bps	15 bps	15 bps

CRMPA.doc	10
Participation Agreement

EXHIBIT I

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s
Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification
System

1. As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of
Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)	Distributor will make available to ING Life or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex- date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Life or its affiliate by 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and ING Life.

(b)	Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Life or its affilaite will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Life or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING

Life’s or its affiliate’s compliance with the foregoing, ING Life or its affiliate will be considered the agent of the Distributor, and the Business Day on which Instructions are received by ING Life or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING Life or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)	ING Life or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING

Life or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

CRMPA.doc	11
Participation Agreement

(d)	NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Life or its affiliate, by 5:00 p.m.

Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)	With respect to (c) or (d) above, if Distributor does not send a confirmation of ING Life’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)	If on any day ING Life or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or ING Life or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)	These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. ING Life or its affiliate, Distributor or its designee and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.
Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the
Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

CRMPA.doc	12
Participation Agreement